Exhibit 99.1

BM Technologies to be Acquired by First Carolina Bank for $67 Million

BM Technologies Stockholders to Receive $5.00 Per Share in Cash, Representing 55% Premium to Market

RADNOR, PA, October 25, 2024 - BM Technologies, Inc. (NYSE American: BMTX) (“the Company” or “BMTX”), one of the largest digital banking platforms, today announced it has entered into a definitive agreement to be acquired by First Carolina Bank (“FCB” or “First Carolina”) pursuant to which First Carolina will purchase all outstanding BMTX shares of common stock for $5.00 per share in an all-cash transaction with an equity value of approximately $67 million.

Under the terms of the agreement, BM Technologies stockholders will receive $5.00 per share in cash, which represents a 55% premium to the trading price per share of BM Technologies common stock as of October 24, 2024 and a 90% premium to market as of August 14, 2024, the day before BM Technologies disclosed that it had received inbound interest. Upon completion of the transaction, BM Technologies will become a wholly owned subsidiary of First Carolina Bank and shares of BM Technologies’ common stock will no longer be listed on the New York Stock Exchange. BM Technologies will continue operating under the BM Technologies name and be led by Jamie Donahue, current President and Chief Technology Officer of BMTX.

Luvleen Sidhu, Founder, Chair and CEO of BMTX said, “We are excited to announce this transaction with our partner bank, First Carolina. This transaction not only delivers a significant premium to our stockholders but will also bring enhanced banking services and technology to all current BMTX customers as well as current and future FCB customers. After closing, I look forward to supporting Jamie and the FCB team in integrating BMTX successfully and supporting their future growth plans while exploring new opportunities for the next phase of my career.”

Ron Day, CEO of First Carolina Bank, stated, “Currently serving over 700 campuses, BMTX gives our bank a nationwide deposit gathering business and the opportunity to expand banking relationships with the institutions and their students across the United States. We believe this is a game-changing combination, and we are thrilled for the employee, customer, and shareholder bases of both companies.”

The merger agreement has been approved by both the Boards of BMTX and First Carolina Bank and is subject to stockholder approval by stockholders of BMTX. The parties expect the transaction to close in the first quarter of 2025, subject to the satisfaction of customary closing conditions.

Advisors

White & Case LLP acted as legal counsel to BMTX and Janney Montgomery Scott advised and provided a Fairness Opinion to the board of directors of BMTX.

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX) - formerly known as BankMobile - is among the largest digital banking platforms in the country. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can be found at www.bmtx.com.

About First Carolina Bank

First Carolina Bank is a North Carolina state-chartered bank headquartered in Rocky Mount, North Carolina, with approximately $3.1 billion in total assets as of September 30, 2024. First Carolina Bank has full-service banking offices in: Rocky Mount, Raleigh, Wilmington, Cary and Reidsville, North Carolina; Virginia Beach, Virginia; Columbia and Greenville, South Carolina; and Atlanta, Georgia. To learn more about First Carolina Bank, please visit our website at www.firstcarolinabank.com.

Forward Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of federal securities laws and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, the Company’s current expectations, assumptions, plans, strategies and anticipated results. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

There are a number of risks, uncertainties and conditions that may cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to: (i) uncertainties as to the timing of the Merger; (ii) the risk that the Merger may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the Merger, including receiving, on a timely basis or otherwise, the required approvals of the Merger by the Company’s stockholders; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; (x) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xi) uncertainty as to the timing of completion of the Merger; (xii) risks that the benefits of the Merger are not realized when and as expected; (xiii) legislative, regulatory and economic developments; and (xiv) (A) the risk factors described in Part I, Item 1A of Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and (B) the other risk factors identified from time to time in the Company’s other filings with the Securities and Exchange Commission (the “SEC”). Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Many of these circumstances are beyond the Company's ability to control or predict. These forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements may include words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “should,” “may,” “will,” “might,” “could,” “would,” or similar expressions. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to the Company and speak only as of the date they are made. The Company disclaims any intention or obligation to update or revise publicly any forward-looking statements.

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on April 29, 2024. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2024 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT AND THE PROPOSED TRANSACTION. Investors and stockholders of the Company are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from the Company by directing a request to the Company at 201 King of Prussia Road, Suite 650, Wayne, PA 19087, Attention: Investor Relations or at tel: (877) 327-9515.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contact Information

Investors:

Ajay Asija, Chief Financial Officer
BM Technologies, Inc.
aasija@bmtx.com

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